SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 29, 2018

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 8.01 Other Events

Security National Financial Corporation Completes Sale of Dry Creek at East Village Apartments

On March 29, 2018, Security National Financial Corporation (the "Company"), through its wholly owned subsidiary, Security National Life Insurance Company ("Security Life"), completed the sale of the Dry Creek at East Village ("Dry Creek") apartments to a subsidiary of Dinapoli Capital Partners, LLC ("Dinapoli Capital") pursuant to the terms of the Purchase and Sale Agreement, dated February 14, 2018, between Security Life and Dinapoli Capital. The purchase price paid for the Dry Creek apartments was $57,000,000. From the proceeds that Security Life received from the sale of the apartment complex, $26,802,904 was used to pay off an existing loan at Zions First National Bank, N.A., which was secured by a security interest in the apartment complex. A brokerage commission of $285,000 and legal fees and related costs were also paid from the purchase proceeds. The Company's book basis in Dry Creek was approximately $34,400,000, and the Company will recognize the gain net of tax effects from the sale in the first quarter of 2018.

The Dry Creek apartments consist of 282 units, with a mixture of one, two, and three-bedroom units. The construction of Dry Creek was completed in December 2015. As of December 31, 2017, the apartments were 95% leased. Also, rental rates in the market had increased by 9.8% over pro forma rents, and effective (achieved) rates net of concessions increased. The Company had owned the land for the development since 1991, when the Company purchased the land, along with the cemetery and mortuary that are adjacent to the property. The Company continues to operate the cemetery and mortuary.

The Company may use the net proceeds from the sale of the Dry Creek apartments to invest in residential and commercial real estate projects. This may include the possible use of a Section 1031 real property exchange transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: April 4, 2018	By:/s/Scott M. Quist
Scott M. Quist, Chairman, President and
Chief Executive Officer